UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 11, 2022

Date of Report

(Date of earliest event reported)

BLUCORA, INC.

(Exact name of registrant as specified in its charter)

delaware	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Olympus Boulevard, Suite 100
Dallas, Texas 75019

(Address of principal executive offices)

(972) 870-6400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BCOR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2022, the board of directors (the “Board”) of Blucora, Inc. (the “Company”), upon the recommendation of the Nominating and Governance Committee of the Board, voted to increase the size of the Board from nine (9) directors to eleven (11) directors and to appoint Kanayalal A. Kotecha and J. Richard Leaman III to serve as directors, effective immediately.

The Board has determined that Mr. Kotecha and Mr. Leaman each meet the independence requirements of the U.S. Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market. The Board has appointed Mr. Kotecha to serve on the Audit Committee of the Board and Mr. Leaman to serve on the Nominating and Governance Committee of the Board, effective immediately.

Mr. Kotecha, age 53, currently serves as a Vice President of Engineering at Google Inc., a role he has held since January 2015.  As Vice President of Engineering, Mr. Kotecha is leading the digital transformation of Google’s internal functions across Finance, HR, Legal, Marketing and Real Estate. Prior to this role, Mr. Kotecha served as Chief Technology Officer at Morgan Stanley Wealth Management from May 2010 to December 2015, where he was integral to the successful integration of Smith Barney, which was acquired by Morgan Stanley from Citigroup, with Morgan Stanley’s Wealth Management platform. From 1992 to 2009, Mr. Kotecha held multiple roles at Morgan Stanley ranging from technical infrastructure to application development throughout the world, including in London, Zurich, Moscow and India.  From 2009 to 2010, Mr. Kotecha served as lead for Corporate Engineering at Google London. Mr. Kotecha serves as Vice Chair for the Special Olympics of New York. Mr. Kotecha holds a Bachelor of Science in Computer Science from the University of Hertfordshire in the United Kingdom.

Mr. Leaman, age 59, has spent over 30 years in the investment banking industry, most recently serving as Vice Chairman and Managing Director of Moelis & Company (NYSE: MC), an investment bank. From September 2015 to March 2019, Mr. Leaman served as Vice Chairman and Managing Director of Moelis & Company. From 2012 until September 2015, Mr. Leaman served as Managing Partner of Moelis & Company. From 2010 until 2012, Mr. Leaman was a Managing Director at Moelis & Company. He also served on its board of directors from April 2014 to July 2018. Mr. Leaman retired in 2019 and has overseen private investments since that time. Mr. Leaman began his investment banking career at Smith Barney, Harris Upham & Co. Incorporated in 1986 and then moved to Dillon Read & Company in 1993, until it was acquired by Swiss Bank Corporation in 1997. Swiss Bank Corporation merged with Union Bank of Switzerland and was renamed UBS Group AG in 1998. While at UBS, Mr. Leaman served in various capacities, including Joint Global Head of Mergers and Acquisitions, both Joint Global Head and Global Head of Investment Banking and Chairman of Investment Banking. Mr. Leaman also served on the Group Management Board of UBS and on the Executive and Risk Committees of UBS Investment Bank. Mr. Leaman left UBS to join Moelis & Company in 2010. Mr. Leaman received his A.B. in Economics and his MBA from Duke University.

For their service on the Board, Mr. Kotecha and Mr. Leaman will receive compensation as non-employee directors in accordance with the Company’s Non-Employee Director Compensation Policy (the “Policy”), which was approved by the Compensation Committee of the Board and adopted by the Company, effective as of May 23, 2019. A copy of the Policy was included as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2019 and is incorporated herein by reference.

Neither Mr. Kotecha nor Mr. Leaman has any arrangements or understandings with any other persons pursuant to which he was selected to serve as a director of the Company. In addition, neither Mr. Kotecha nor Mr. Leaman has any relationship or related transaction with the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K in connection with his appointment as a director of the Company.

On March 11, 2022, the Company issued a press release announcing that Mr. Kotecha and Mr. Leaman were appointed to the Board. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No	Description

10.1	Press release, issued on March 11, 2022.
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2022

BLUCORA, INC.

By: /s/ Ann J. Bruder
Ann J. Bruder

Chief Legal, Development and Administration Officer and Secretary